Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153207 on Form S-3 and Registration Statement No. 333-150067 on Form S-8 of our report dated March 12, 2009 (August 10, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, and related disclosure in Note 1), relating to the consolidated financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation and subsidiaries, appearing in this Current Report on Form 8-K of Great Lakes Dredge & Dock Corporation.

/s/ Deloitte & Touche LLP

Chicago, Illinois

August 10, 2009